Exhibit 99.1

Alliance Data’s Bread® Business Announces Technology Partnership with
Royal Bank of Canada (RBC)

Canada’s largest bank now leveraging Bread’s digital payments technology to provide Canadian merchants with PayPlan powered by RBC™, a pay-over-time solution offered to customers at point-of-
sale

COLUMBUS, Ohio, Jan. 28, 2021– Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced its Bread division is licensing its payments technology platform to RBC (NYSE: RY), a premier global financial services provider. Bread is a leading payments technology company that enables seamless checkout experiences for merchants and partners, and was recently acquired by Alliance Data.

RBC is leveraging Bread’s white-label digital payments platform to expand its payment solution offerings for Canadian merchants. Launched in fall 2020, PayPlan powered by RBC is an innovative way for Canadian customers to pay for big-ticket items over time.

“Canada is Bread’s first international expansion, and is another example of how Bread continues to build merchant-focused point-of-sale payment solutions that give shoppers more convenience and choice,” said Derek Joyce, president, Bread. “Our agreement with RBC accelerates Bread’s platform growth and enables us to continue bringing next-generation payment and checkout solutions to more consumers globally.”

PayPlan by RBC is an end-to-end solution tailored for merchants. Using Bread’s robust application programming interface (API) and customizable payment infrastructure, merchants benefit from a fast and easy integration that creates a frictionless user experience designed to grow sales and reduce shopping cart abandonment.

“Bread’s platform expands our payment capabilities, and enables us to deliver an innovative e-commerce solution that helps merchants unlock more revenue at the point-of-sale,” said Amit Sadhu, vice president, personal lending at RBC. “This is another example of how RBC is working with fintechs to meet the evolving needs of Canadian merchants and customers.”

“This announcement is evidence of the power of Bread’s modern payments technology to drive value to bank partners like RBC and its merchants through convenience and choice for today’s digitally savvy consumers,” said Val Greer, chief commercial officer, Alliance Data Card Services. “With Alliance Data’s recent acquisition of Bread, we are excited about this opportunity for Bread to bring to bear its innovative technology, unique digital capabilities and exceptional talent to offer a white-label solution that augments RBC’s existing merchant payment suite.”

For more information about Alliance Data’s Bread business, please visit www.breadpayments.com.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,500 associates at more than 50 locations worldwide.

Alliance Data's Card Services business is a comprehensive provider of market-leading private label, co-brand, general purpose and business credit card programs, digital payments, including Bread®, and Comenity-branded financial services. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

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About Bread
Bread®, a division of Alliance Data®, is a leading digital payments company that partners with merchants and partners to personalize payment options for their customers. Bread's flexible platform and robust suite of APIs allow merchants and partners to integrate point-of-sale financing and other digital payment products anywhere in their customers’ shopping journey. Bread’s full-funnel recommendation engine serves up the right options at the right time, empowering merchants to sell more, improve conversion, and lift average-order-value. To learn more, please visit breadpayments.com.

About RBC
Royal Bank of Canada is a global financial institution with a purpose-driven, principles-led approach to delivering leading performance. Our success comes from the 86,000+ employees who leverage their imaginations and insights to bring our vision, values and strategy to life so we can help our clients thrive and communities prosper. As Canada’s biggest bank, and one of the largest in the world based on market capitalization, we have a diversified business model with a focus on innovation and providing exceptional experiences to our 17 million clients in Canada, the U.S. and 34 other countries. Learn more at rbc.com.

We are proud to support a broad range of community initiatives through donations, community investments and employee volunteer activities. See how at rbc.com/community-social-impact.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data
Brian Vereb – Investor Relations
614-528-4516
brian.vereb@alliancedata.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

Rachel Stultz – Media
614-729-4890
rachel.stultz@alliancedata.com